UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to the Securities Exchange Act of 1933

Date of Report (Date of earliest event reported)

April 24, 2024

THC FARMACEUTICALS, INC.

formerly, City Media, Inc.

(Exact name of registrant as specified in its charter)

COLORADO

(State or other jurisdiction of incorporation)

000-54754

(Commission File No.)

1000 Newbury Road , 290-unit B

Thousand Oaks, CA., 91320

(Address of principal executive offices and Zip Code)

                                                                              323-420-8583

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	CBDG	OTC Markets

ITEM 8.01 OTHER EVENTS

Tach LLC entered into a binding agreement with THC Farmaceuticals, Inc., which includes below selected information below:

This Partnership Agreement is made as of the 22nd day of March 2024 by and between Tach LLC., a Delaware LLC, (“Tach”), THC Farmaceuticals, Inc. a Colorado Corporation with an office address at 1000 Newbury Rd., 290 unit -B, Thousand Oaks, California 91320, (“CBDG”) and an LLC member, developer of a certain POS marketing platform dedicated to herbal medicines.

Whereas, Tach and CBDG desire to form a for profit joint venture partnership on the terms and conditions set forth in this Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree follows:

1. Tach, LLC (The LLC) was formed for the purpose of owning and further developing the POS marketing platform dedicated to herbal medicines.

2. Tach LLC Interests (units). The LLC allows for sufficient LLC units which are currently available to issue up to 51% of same to CBDG.

3. Capitalization. The parties each agree to purchase, for their own account, pursuant to section 1244 of the Internal Revenue Code of 1986, as amended, the number of and type of shares, LLC interest as set forth below:

CBDG will purchase from Tach LLC 51% of all issued and outstanding LLC interests (the "Interests") of TACH by issuing to it 1,000,000 authorized but not yet issued common stock of CBDG.

Tach LLC has already been capitalized an LLC member’s intellectual property for which he (and his associates) will own the remaining 49% of Tach LLC upon issuance of 51% of the then issued and outstanding units of LLC interests to CBDG.

4. Additional Contributions. For each manager selected to manage the LLC by current LLC members, CBDG will provide an additional co-manager. The LLC’s initial member will cause the LLC within 90 days of this agreement to be a fully operating entity, including a fully functional platform and at least three clients utilizing the services of same with at least one full time salesman trained and equipped to sign up additional clients.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 24th day of April 2024.

THC FARMACEUTICALS, INC.

BY:   /S/ David Tobias

       David Tobias, Executive Director